EXHIBIT 99.2

Orion Energy Systems, Inc.
Supplemental Information
Fiscal 2013 Fourth Quarter and Fiscal Year Ended March 31, 2013
May 22, 2013

On May 22, 2013, Orion Energy Systems, Inc. issued a press release announcing financial results for its fiscal 2013 fourth quarter and fiscal year ended March 31, 2013.  The purpose of the supplemental information included below is to provide further discussion and analysis of our financial results for the fourth quarter and fiscal year ended March 31, 2013.  Therefore, the accompanying information provided below should be read in conjunction with our press release.

Statement of Operations
Revenue. Product revenue increased from $19.0 million for the fiscal 2012 fourth quarter to $19.4 million for the fiscal 2013 fourth quarter, an increase of $0.4 million, or 2%. The increase in product revenue was a result of increased sales of our high intensity fluorescent, or HIF, integrated lighting systems and sales of our light emitting diode, or LED, fixtures. Service revenue increased from $2.4 million for the fiscal 2012 fourth quarter to $2.8 million for the fiscal 2013 fourth quarter, an increase of $0.4 million, or 17%. The increase in service revenue was a result of the related service revenue from the installation of solar projects under construction. Total revenue from renewable energy systems was $3.6 million for the fiscal 2013 fourth quarter compared to $4.4 million for the fiscal 2012 fourth quarter. The decrease in solar revenue was due to a reduction in new contracts executed during fiscal 2014 as a result of uncertainty over declining solar product costs and a difficult solar finance environment. Product revenue decreased from $90.8 million for fiscal 2012 to $72.6 million for fiscal 2013, a decrease of $18.2 million, or 20%. Total revenue from renewable energy systems was $18.6 million for fiscal 2013 compared to $28.5 million for fiscal 2012, a decrease of $9.9 million, or 35%. During fiscal 2012, we had two large solar photovoltaic, or PV, projects under construction and had one project of similar size under construction during fiscal 2013.
Backlog. Total cash order backlog as of March 31, 2013 was $21.9 million, which included $20.2 million of solar PV orders, compared to a backlog of $38.3 million as of December 31, 2012, which included $34.7 million of solar PV orders. We currently expect approximately $17.6 million of our backlog to be recognized as revenue during fiscal 2014 and the remainder in future years. During the fourth quarter of fiscal 2013, we initiated the cancellation of one solar contract and anticipate selling our interests in a second contract which resulted in a reduction in our backlog of $10.1 million. We typically expect the non-solar portion of our backlog to be recognized as revenue within 90 days from receipt of order. Our solar PV orders are typically longer-term construction type projects and we expect revenue to be recognized over a period of between three and 24 months from receipt of order, depending upon the size and complexity of the project. The roll-forward of cash backlog from December 31, 2012 to March 31, 2013 is as follows (in millions):

Backlog – December 31, 2012	$38.3
Q4 – Plus: Cash orders and OTA contracts at net present value of future cash flows	17.2
Q4 – Less: Revenue recognized during the quarter	(22.3)
Q4 – Less: Cancelled solar contracts	(10.1)
Q4 – Plus: Portion of revenue recognized from PPAs	0.1
Q4 – Plus: Other miscellaneous and project change orders	(1.3)
Backlog – March 31, 2013	$21.9
Cost of Revenue and Gross Margin. Our cost of product revenue was $12.4 million for both the fiscal 2012 and 2013 fourth quarters. Our cost of service revenue decreased from $2.0 million for the fiscal 2012 fourth quarter to $1.9 million for the fiscal 2013 fourth quarter, a decrease of $0.1 million, or 5%. Total gross margin was 35.8% for the fiscal 2013 fourth quarter compared to 33.3% for the fiscal 2012 fourth quarter. Our gross margins were favorably impacted by 70 basis points due to favorable contract costs related to a solar project. Total cost of product revenue decreased from $62.8 million for fiscal 2012 to $49.6 million for fiscal 2013, a decrease of $13.2 million, or 21%. Total gross margin increased from 29.9% for fiscal 2012 to 31.1% for fiscal 2013. For fiscal 2013, our gross margin percentage increased due to improved project margins from sales of solar PV systems and to cost containment initiatives in our manufacturing operations during the second half of fiscal 2013. Our gross margin on renewable revenues was 30.5% during fiscal 2013 compared to 18.2% during fiscal 2012. The increase in this gross margin percentage was due to negotiated contract cost reductions and efficiencies in our project management and contracted expenses. Gross margin from our HIF integrated systems revenue for fiscal 2013 was 31.2% compared to 34.5% for fiscal 2012. The decrease in HIF gross margin percentage was due to the decrease in HIF revenue and the resulting impact of our fixed manufacturing costs.
General and Administrative Expenses. Our general and administrative expenses increased from $2.7 million for the fiscal 2012 fourth quarter to $3.2 million for the fiscal 2013 fourth quarter, an increase of $0.5 million, or 19%. During the fiscal 2013 fourth quarter, we incurred legal expenses of $0.4 million related to unusual items, including the SEC investigation related to our solar revenue recognition restatement and other legal matters. We incurred increased expenses related to severance of $0.1 million, insurance cost increases of $0.1 million and $0.1 million in accrued bonus expense related to our second half fiscal 2013 bonus plan as we achieved our targeted cost reduction and profit initiatives. These expenses were offset by $0.2 million in cost reduction initiatives related to headcount and discretionary spending reductions. Our general and administrative expenses increased from $11.4 million for fiscal 2012 to $13.9 million for fiscal 2013, an increase of $2.5 million, or 22%. The increase for fiscal 2013 was due to expenses resulting from our reorganization initiatives, increased legal expenses related to unusual items of $1.1 million and increased audit expenses of $0.2 million related to the re-audit of our fiscal 2011 financial statements.

Sales and Marketing Expenses. Our sales and marketing expenses decreased from $4.0 million for the fiscal 2012 fourth quarter to $3.9 million for the fiscal 2013 fourth quarter, a decrease of $0.1 million, or 3%. The decrease was due to reduced compensation expense of $0.3 million resulting from headcount reductions and discretionary spending reductions of $0.3 million, offset by an increase in our sales commission expense of $0.5 million. Our sales and marketing expenses increased from $15.6 million for fiscal 2012 to $17.1 million for fiscal 2013, an increase of $1.5 million, or 10%. The increase was due to the full year impact incurred during the first half of fiscal 2013 of headcount additions from our prior year investment into the formation and staffing of our telemarketing function, the establishment and staffing of our Houston technology center, sales and project management to support the increase in our solar PV backlog and headcount additions for direct efficiency sales. We reduced headcounts in November 2012 as part of our cost reduction initiatives. Additional increases were due to solar commissions of $0.4 million, increased depreciation of $0.3 million due to investments in information systems, increased severance expense of $0.2 million due to headcount reductions and a $0.2 million increase in bad debt versus the prior year.
Total sales and marketing employee headcount was 100 and 90 at March 31, 2012 and 2013, respectively. We intend to increase our in-market direct sales force during fiscal 2014.
Research and Development Expenses. Our research and development, or R&D, expenses decreased from $0.7 million for the fiscal 2012 fourth quarter to $0.4 million for the fiscal 2013 fourth quarter, a decrease of $0.3 million, or 43%. Our R&D expenses decreased during the quarter due to a reduction in compensation expenses, consulting expenses and product testing costs. Our R&D expenses decreased from $2.5 million for fiscal 2012 to $2.3 million for fiscal 2013, a decrease of $0.2 million, or 8%. The decrease was due to decreased consulting expenses and reduced development and product testing costs related to our energy management controls initiatives.
Interest Expense. Our interest expense decreased slightly from the fiscal 2012 fourth quarter compared to the fiscal 2013 fourth quarter. Our interest expense increased from $551,000 for fiscal 2012 to $567,000 for fiscal 2013, an increase of $16,000, or 3%. The increase in our interest expense was due to the full year impact of additional debt funding completed during fiscal 2012 for the purpose of financing our Orion Throughput Agreements, or OTA, projects.
Interest Income. Our interest income decreased from $256,000 for the fiscal 2012 fourth quarter to $189,000 for the fiscal 2013 fourth quarter, a decrease of $67,000, or 26%. Our interest income decreased as we increased the utilization of third party finance providers for a majority of our OTA financed projects. Our interest income was relatively unchanged from fiscal 2012 to fiscal 2013. In the future, we expect our interest income to decrease as we continue to utilize third party finance providers for our OTA projects.

Income Taxes. Our income tax expense increased from a benefit of $0.1 million for the fiscal 2012 fourth quarter to income tax expense of $16,000 for the fiscal 2013 fourth quarter. Our income tax expense increased from $0.4 million for fiscal 2012 to income tax expense of $4.1 million for fiscal 2013, an increase of $3.7 million, or 925%. During fiscal 2013, we recorded a valuation reserve against our deferred tax assets in the amount of $4.1 million due to uncertainty over the realization value of these assets in the future. Our effective income tax rate for fiscal 2012 was 43.3%, compared to (64.4)% for fiscal 2013. The change in effective rate was due primarily to the impact of the valuation reserve.
Statement of Cash Flows
Cash Flows Related to Operating Activities. Cash used in operating activities primarily consists of net income (loss) adjusted for certain non-cash items, including depreciation and amortization, stock-based compensation expenses, income taxes and the effect of changes in working capital and other activities.
Cash provided from operating activities for fiscal 2013 was $2.3 million and consisted of net cash provided by changes in operating assets and liabilities of $1.9 million and a net loss adjusted for non-cash expense items of $0.4 million. Cash provided by changes in operating assets and liabilities consisted of a decrease of $3.7 million in inventory on decreased purchases of lighting components, predominantly fluorescent lamps and ballasts, a decrease in accounts receivable of $2.5 million on increased collections, an increase in accrued expenses of $2.2 million due to the timing of reorganization expenses, accrued bonus expenses and increased accrued legal expenses, and a decrease in prepaid and other assets of $1.3 million for unbilled revenue related to solar projects where construction progress is billed to the customer at the beginning of the month following the month in which the work was performed. Cash used from changes in operating assets and liabilities included a $6.5 million decrease in accounts payable due to payments during the second half of fiscal 2013 resulting from the settlement of vendor disputes and a decrease in deferred revenue of $1.5 million due to the timing of advanced billings and the achievement of performance criteria for revenue recognition.
Cash provided by operating activities for fiscal 2012 was $11.5 million and consisted of net cash of $5.9 million provided from changes in working capital and net income adjusted non-cash expenses of $5.6 million. Cash provided by working capital improvements was primarily due to the completion of contracts and a reduction in deferred project costs, improved collections of accounts receivable and an increase in accounts payable related to payment terms on inventory purchases during the fiscal 2012 fourth quarter. These benefits were partially offset by a decrease in deferred revenue related to project completions and an increase in inventory for purchases of fluorescent lamps due to concerns over shortages of rare earth minerals used in the production of fluorescent lamps and purchases of electronic ballasts.

Cash Flows Related to Investing Activities. For fiscal 2013, cash used in investing activities was $2.3 million. This included $2.2 million for capital improvements related to our product development, information technology systems, manufacturing improvements and facility investments and $0.2 million for investment in patent activities.
For fiscal 2012, cash used in investing activities was $4.5 million. This included $4.3 million for capital improvements related to our information technology systems, facilities, renewables and manufacturing improvements and $0.2 million for investment in patent activities.
Cash Flows Related to Financing Activities. For fiscal 2013, cash flows used in financing activities were $8.6 million. This included $6.0 million used for repurchases of shares of our common stock and $3.2 million for repayment of long-term debt. In October 2012, we halted our common stock repurchase program. Cash flows provided by financing activities included $0.4 million in debt proceeds and $0.2 million received from stock option exercises, stock note repayments and for excess tax benefits from stock-based compensation.
For fiscal 2012, cash flows provided by financing activities were $4.5 million. This included $6.0 million in new debt borrowings to fund OTA projects, $1.0 million for excess tax benefits from stock-based compensation, $0.2 million received from stock option and warrant exercises and $0.1 million for the collection of shareholder notes. Cash flows used in financing activities included $1.9 million for repayment of long-term debt, $0.7 million for common share repurchases and $0.1 million for costs related to the new OTA credit agreement.
Working Capital
Our net working capital as of March 31, 2013 was $34.8 million, consisting of $53.6 million in current assets and $18.8 million in current liabilities. Our net working capital as of March 31, 2012 was $44.5 million, consisting of $67.2 million in current assets and $22.7 million in current liabilities. Our current accounts receivables decreased from fiscal 2012 year-end by $0.8 million and our current inventories decreased from our fiscal 2012 year-end by $2.9 million due to a decrease in lighting raw material inventories. During fiscal 2012, we had increased our inventories of fluorescent lamps due to concerns over shortages of rare earth minerals used in the production of fluorescent lamps. We believe that these supply shortage concerns have now stabilized and during the back half of fiscal 2013 we reduced our safety stock levels of these components to prior levels. We continue to monitor these supply concerns through conversations with our key vendors. In the future, we intend to continue to reduce inventories, specifically our wireless controls product inventories. Our accounts payable decreased from our fiscal 2012 year end by $6.5 million due to decreased inventory purchases and the settlement payments of vendor disputes. Our accrued expenses increased from our fiscal 2012 year end by $2.4 million due to increased accrued reorganization expenses, accrued bonus expenses and increased legal expenses.

We generally attempt to maintain at least a three-month supply of on-hand inventory of purchased components and raw materials to meet anticipated demand, as well as to reduce our risk of unexpected raw material or component shortages or supply interruptions. Our accounts receivables, inventory and payables may increase to the extent our revenue and order levels increase.
Capital Spending
Capital expenditures totaled $2.2 million during fiscal 2013 due to investments in new product development, information technologies, training and research facility additions, as well as facility investments. We expect to incur a total of approximately $1.2 to $1.5 million in capital expenditures during fiscal 2014. Our capital spending plans predominantly consist of investments related to our manufacturing operations to improve efficiencies and reduce costs and for investments in information technology systems. We expect to finance these capital expenditures primarily through our existing cash, equipment secured loans and leases, to the extent needed, long-term debt financing, or by using our available capacity under our credit facility.
Liquidity and Capital Resources
We had approximately $14.4 million in cash and cash equivalents and $1.0 million in short-term investments as of March 31, 2013, compared to $23.0 million and $1.0 million at March 31, 2012. Additionally, as of March 31, 2013 we had $13.3 million of borrowing availability under our revolving credit agreement. In October 2012, we halted our common share repurchase program. We believe that having multiple external funding sources that will purchase our OTA contracts from us has greatly reduced the cash strain created by funding these contracts ourselves and is no longer an impediment to our ability to increase the number of OTA contracts we complete in the future. We believe that our existing cash and cash equivalents, our anticipated cash flows from operating activities and our borrowing capacity under our revolving credit facility will be sufficient to meet our anticipated cash needs for the next 12 months, dependent upon our growth opportunities with our cash and finance customers.
Definition of Contracted Revenues
The Company defines contracted revenues, which is a financial measurement not recognized under Generally Accepted Accounting Principles, or GAAP, as expected future revenue from firm customer purchase orders received, including both purchase orders payable immediately in cash and for potential future revenues expected to be realized under firm OTAs and solar Power Purchase Agreements, or PPAs. For OTA and cash contracted revenues for sales of its energy management systems, the Company generally expects that it will begin to recognize GAAP revenue under the terms of the agreements within 90 days from the firm contract date. For cash contracted revenues for sales of solar PV systems and for PPA contracted revenue, the Company generally expects that it will recognize GAAP revenue within three to 24 months from the firm contract. The Company believes that total contracted revenues are a key financial metric for evaluating and measuring the

Company's performance because the measure is an indicator of the Company’s success in its customers’ adoption and acceptance of the Company’s energy products and services as it measures firm contracted revenue value, regardless of the contract’s cash or deferred financing structure and the GAAP revenue recognition treatment.
Included below is a reconciliation of contracted revenue to revenue recognized under GAAP for fiscal 2013 year ended March 31, 2013 (in millions).

Twelve months ended March 31, 2013

Total contracted revenues	$75.5

Decrease in backlog (1)	19.5

Change in solar contracts (2)	(10.1)

PPA GAAP revenue recognized (3)	0.7

Other miscellaneous	0.5

Revenue – GAAP basis	$86.1
____________

(1)
Change in backlog reflects the increase in cash orders at the end of the respective period where product delivery or service performance has not yet occurred. GAAP revenue will be recognized when the performance conditions have been satisfied.

(2)	Reflects the termination of a contract due to a contingency concern and a contract removed that we expect to sell our interests in.

(3)	Reflects GAAP revenue recognized on solar PPAs contracted in prior fiscal years.
Use of Non-GAAP Financial Measures
The Company reports all financial information required in accordance with GAAP and also provides certain non-GAAP financial measures. A non-GAAP financial measure refers to a numerical measure of the Company’s historical or future financial performance, financial position or cash flows that includes (or excludes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements. The Company presents these non-GAAP financial measures as a complement to results provided in accordance with GAAP because management believes that these non-GAAP financial measures help reflect underlying trends in the Company’s business and are important in comparing current results with prior period results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for revenue prepared in accordance with GAAP.

The Company’s management uses the foregoing non-GAAP financial measurement to evaluate its ongoing operations and for internal planning, budgeting, forecasting and business management purposes. A schedule that reconciles the Company’s GAAP and non-GAAP financial measures is included with this release. Investors are encouraged to review this reconciliation to ensure that they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.
In the Company’s earnings releases, conference calls, slide presentations and/or webcasts, it may use or discuss non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this press release after the condensed consolidated financial statements.
Statistical Data
The following table presents certain statistical data, cumulative from December 1, 2001 through March 31, 2013, regarding sales of our HIF lighting systems, total units sold (including HIF lighting systems), customer kilowatt demand reduction, customer kilowatt hours saved, customer electricity costs saved, indirect carbon dioxide emission reductions from customers’ energy savings, and square footage we have retrofitted. The assumptions behind our calculations are described in the footnotes to the table below.

Cumulative From
December 1, 2001
Through March 31, 2013
(in thousands, unaudited)
HIF lighting systems sold (1)	2,522
Total units sold (including HIF lighting systems)	3,500
Customer kilowatt demand reduction (2)	806
Customer kilowatt hours saved (2)(3)	26,324,924
Customer electricity costs saved (4)	$2,021,339
Indirect carbon dioxide emission reductions from customers’ energy savings (tons) (5)	17,152
Square footage retrofitted (6)	1,317,237
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(1)	“HIF lighting systems” includes all HIF units sold under the brand name “Compact Modular” and its predecessor, “Illuminator.”

(2)
A substantial majority of our HIF lighting systems, which generally operate at approximately 224 watts per six-lamp fixture, are installed in replacement of HID fixtures, which generally operate at approximately 465 watts per fixture in commercial and industrial applications. We calculate that each six-lamp HIF lighting system we install in replacement of an HID fixture generally reduces electricity consumption by approximately 241 watts (the difference between 465 watts and 224 watts). In retrofit projects where we replace fixtures other than HID fixtures, or where we replace fixtures with products other than our HIF lighting systems (which other products generally consist of products with lamps similar to those used in our HIF systems, but with varying frames, ballasts or power packs), we generally achieve similar wattage reductions (based on an analysis of the operating wattages of each of our fixtures compared to the operating wattage of the fixtures they typically replace). We calculate the amount of kilowatt demand reduction by multiplying (i) 0.241 kilowatts per six-lamp equivalent unit we install by (ii) the number of units we have installed in the period presented, including products other than our HIF lighting systems (or a total of approximately 3.5 million units).

(3)
We calculate the number of kilowatt hours saved on a cumulative basis by assuming the demand (kW) reduction for each fixture and assuming that each such unit has averaged 7,500 annual operating hours since its installation.

(4)
We calculate our customers’ electricity costs saved by multiplying the cumulative total customer kilowatt hours saved indicated in the table by $0.077 per kilowatt hour. The national average rate for 2011, which is the most current full year for which this information is available, was $0.1002 per kilowatt hour according to the United States Energy Information Administration.

(5)
We calculate this figure by multiplying (i) the estimated amount of carbon dioxide emissions that result from the generation of one kilowatt hour of electricity (determined using the Emissions and Generation Resource Integration Database, or EGrid, prepared by the United States Environmental Protection Agency), by (ii) the number of customer kilowatt hours saved as indicated in the table.

(6)
Based on 3.5 million total units sold, which contain a total of approximately 17.5 million lamps. Each lamp illuminates approximately 75 square feet. The majority of our installed fixtures contain six lamps and typically illuminate approximately 450 square feet.

Safe Harbor Statement
Certain matters discussed in this supplemental information are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe our financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) deterioration of market conditions, including customer capital expenditure budgets; (ii) our ability to compete and execute our growth and profitability strategy in a highly competitive market and our ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of our products and services, (v) our ability to recruit and hire sales talent to increase our in-market direct sales; (vi) our development of, and participation in, new product and technology offerings or applications, including customer acceptance of our new LED product line (vii) the substantial cost of our various legal proceedings and our ongoing SEC inquiry; (viii) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (ix) loss of one or more key employees, customers or suppliers, including key contacts at such customers; (x) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (xi) our ability to effectively manage the credit risk associated with our debt funded OTA contracts; (xii) a reduction in the price of electricity; (xiii) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xiv) increased competition from government subsidies and utility incentive programs; (xv) dependence on customers’ capital budgets for sales of products and services; (xvi) the availability of additional debt financing and/or equity capital; (xvii) potential warranty claims; and (xviii) potential acquisitions. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this supplemental information and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of our Web site.